Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Stuart F. Bradt
Controller
651-734-4717
sfbradt@bremer.com

Corporate Communications Director
Teresa M. Morrow
651-312-3570
tmmorrow@bremer.com

BREMER FINANCIAL CORPORATION ANNOUNCES NOTICE OF REDEMPTION OF

9% CUMULATIVE CAPITAL SECURITIES OF BREMER CAPITAL TRUST I

St. Paul, Minn. (June 8, 2006) — Bremer Financial Corporation (the “Company”) today announced that Bremer Capital Trust I (the “Trust”), a subsidiary of Bremer Financial Corporation, will redeem on July 17, 2006 (the “Redemption Date”) all 2,400,000 of its 9.0% Cumulative Capital Securities at a redemption price equal to the $25.00 liquidation amount of each security, plus all accrued and unpaid distributions per security to the Redemption Date. All distributions accruing on the Cumulative Capital Securities will cease to accrue effective the Redemption Date. Wilmington Trust Company, as property Trustee of the Trust, will notify holders of the redemption through the Depository Trust Company (“DTC”).

The Trust is taking such action in connection with the concurrent prepayment by Bremer Financial Corporation of all of its 9.0% Junior Subordinated Debentures due July 15, 2031 (the “Debentures”) which are held exclusively by the Trust and may be prepaid at any time on or after July 15, 2006. The Debentures are to be prepaid on the Redemption Date at a prepayment price equal to the principal outstanding amount of the Debentures plus accrued and unpaid interest to the Redemption Date.

On June 1, 2006, Bremer Statutory Trust II, a recently established subsidiary of the Company, issued $60,000,000 of trust preferred securities in a private placement transaction. The proceeds of this new issue will be used to redeem the 9.0% Cumulative Capital Securities on the redemption date. This debt restructuring is expected to result in annual interest cost savings of approximately $1.5 million per year for each of the next ten years. The Company expects to record a one-time charge of approximately $1.9 million, before-tax, in the third quarter of 2006, to write off unamortized issuance costs in connection with the early redemption of the Cumulative Capital Securities.

Bremer Financial Corporation is a privately-held, $6.5 billion regional financial services company jointly owned by its employees and the Otto Bremer Foundation. Founded in 1943 by Otto Bremer, the company is headquartered in St. Paul, Minnesota and provides a comprehensive range of banking, investment, trust and insurance services to over 100 locations in Minnesota, North Dakota and Wisconsin. Company profits are distributed in the form of charitable grants by the Otto Bremer Foundation to communities served by Bremer.

Except for historical information contained herein, the statements made in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risk and uncertainties, including statements regarding the intent, belief or current expectations of Bremer Financial Corporation and its management as to Bremer’s strategic directions, prospects and future results. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including our competitive environment, economic and other conditions in the markets in which we operate, governmental regulation, including policies and enactments of the Federal Reserve Board, and other risks set forth in Item 1A. of Bremer’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission, which is incorporated herein by reference.

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